Exhibit 99.1

The Global Power Company	NEWS RELEASE
Media Contact: Robin Pence 703-682-6552
Investor Contact: Scott Cunningham 703-682-6336

AES REPORTS FOURTH QUARTER AND FULL-YEAR 2005 RESULTS

Full-Year Diluted EPS from Continuing Operations up 132% and Net Cash from Operating Activities up 38%;

Certain Prior Period Results Restated

ARLINGTON, VA, April 4, 2006 — The AES Corporation (NYSE: AES) today reported strong results for the fourth quarter and full year, with annual revenues of $11,086 million, up 17% from last year. Fourth quarter net income was $177 million or $0.27 per diluted share. This compares to net income of $101 million or $0.16 per diluted share in the fourth quarter of 2004. Fourth quarter income from continuing operations was $179 million or $0.27 per diluted share, compared to $19 million or $0.03 per diluted share in the prior year quarter. Fourth quarter adjusted earnings per share* were $0.28 compared to $0.10 last year.

Full year 2005 net income was $630 million or $0.95 per diluted share, compared to $298 million or $0.46 per diluted share in 2004. Income from continuing operations was $632 million or $0.95 per diluted share, compared to $264 million or $0.41 per diluted share last year. Adjusted earnings per share* for the year were $0.91 compared to $0.59 in 2004.

“We ended 2005 on a very strong note, and achieved record revenues and operating cash flow for the year,” said Paul Hanrahan, President and Chief Executive Officer. “We successfully managed through a period of increased energy costs and generated higher free cash flow to improve our credit quality. Over the course of the year, we achieved many strategic milestones, including the acquisition of a major wind energy company in the U.S. and the start of many new projects and platform expansions in various markets around the world.”

* Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (i) mark-to-market amounts related to FAS 133 derivative transactions, (ii) foreign currency transaction impacts on the net monetary position related to Brazil, Venezuela, and Argentina, (iii) significant asset gains or losses due to disposition transactions and impairments, and (iv) costs related to the early retirement of recourse debt. See the attached Reconciliation of Adjusted Earnings Per Share.

The Company also identified certain errors in its 2003 and 2004 financial results during its 2005 year-end closing process that resulted in a need to restate those results. 2003 net income was reduced by $17 million or $0.03 per diluted share and 2004 net income increased by $6 million or $0.01 per diluted share. The 2003, 2004 and interim period 2005 previously issued financial statements and report of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, should no longer be relied upon. The errors, described in the attached Restatement Summaries, relate primarily to the following items:

•                  Correction of minority interest expense related to one of our foreign subsidiaries;

•                  Correction of tax expense related to additional withholding taxes identified at one of our foreign subsidiaries and certain adjustments derived from the filing of the Company’s 2004 income tax return in 2005; and

•                  Correction of the accounting for four cash flow derivative instruments as a result of a reassessment of the accounting requirements.

The Company also said that as of March 31, 2006, it was in default under its senior bank credit facility due to the restatement of its 2003 financial statements.  As a result, $200 million of the debt under the Company’s senior bank credit facility has been classified as current on the balance sheet as of December 31, 2005. The Company currently is seeking a waiver of this default and an amendment of the representation relating to the 2003 financial statements. Upon receipt of the waiver and amendment, the Company will be able to borrow additional funds under the revolving credit facility, if needed.

Financial Highlights

The following table summarizes key financial measures for the fourth quarter and full year 2005:

($ in millions except per share amounts, 2004 periods restated)

	Fourth Quarter	Fourth Quarter	%	Full Year	Full Year	%
	2005	2004	Change	2005	2004	Change

Revenue	$2,973	$2,523	18%	$11,086	$9,463	17%

Gross Margin	$929	$706	32%	$3,178	$2,782	14%

Income from Continuing Operations	$179	$19	842%	$632	$264	139%

Net Income	$177	$101	75%	$630	$298	111%

Diluted EPS from Continuing Operations	$0.27	$0.03	800%	$0.95	$0.41	132%

Adjusted Earnings Per Share	$0.28	$0.10	180%	$0.91	$0.59	54%

Net Cash Provided by Operating Activities	$699	$454	54%	$2,165	$1,571	38%

Fourth Quarter Highlights

Consolidated key financial highlights for the fourth quarter of 2005 as compared to the same period in 2004 are summarized below:

•                  Revenue increased 18% from the fourth quarter of 2004 to $2,973 million, primarily due to favorable foreign currency exchange rates in Brazil and tariff increases in our Brazil and Argentina regulated utilities.  Excluding the estimated impacts of foreign currency translation, revenues increased 11%.

•                  Gross margin increased 32% to $929 million, principally due to the higher revenues and favorable tariff increases. Gross margin as a percent of sales increased to 31.2% from 28.0% largely due to the tariff increases.

•                  Income before tax and minority interest increased 102% to $411 million due to higher operating earnings at our subsidiaries, the lack of asset impairment charges and lower foreign currency translation losses versus the prior year. These gains were partially offset by higher other expenses and increased corporate costs, the latter primarily due to external fees related to the prior year restatement effort.

•                  Interest expense of $504 million increased $11 million reflecting higher short-term interest rates and adverse foreign currency translation effects, partially offset by lower hedge related derivative expense. Interest income increased $20 million to $111 million largely as a result of the higher short-term rates and higher cash balances.

•                  Income tax expense decreased $55 million to $93 million versus the prior year. The 2005 tax expense had an effective rate of 23% and was positively impacted by a reduction of foreign subsidiary-related taxes, adjustments related to prior year tax returns and a favorable shift in the composition of income relative to tax rates. The fourth quarter 2004 tax expense had an effective rate of 73% and was heavily influenced by the taxation of unrealized foreign exchange gains on dollar-denominated debt held at certain of our Latin American subsidiaries and taxes on dividend distributions from certain foreign subsidiaries.

•                  Income from continuing operations increased to $179 million from $19 million in 2004 due to higher income before tax and minority interest and a significantly lower tax rate, partially offset by higher minority interest expense related largely to higher earnings contributions from Latin America.

•                  Diluted earnings per share from continuing operations increased to $0.27 from $0.03 in the prior year period. Adjusted earnings per share increased to $0.28 from $0.10 in the prior year period.

•                  Net cash from operating activities of $699 million increased 54% from $454 million in 2004. Free cash flow (a non-GAAP financial measure defined as net cash from operating activities less maintenance capital expenditures) was $577 million, up 86% from $310 million for the same period in 2004. Maintenance capital expenditures were $122 million compared to $144 million in the prior year period. Maintenance capital expenditures are defined as property additions less growth capital expenditures.

Fourth Quarter Segment Highlights

•                  Regulated utilities revenues increased 13% to $1,537 million from $1,355 million in 2004 due to favorable foreign currency translation rates, especially in Brazil, and higher tariffs in Brazil and Argentina. Excluding the estimated impacts of foreign currency translation, revenues would have increased by 1%. Gross margin increased $141 million, or 51%, to $416 million, and gross margin as a percent of revenues increased to 27.1% from 20.3% in last year’s quarter. These increases were primarily attributable to revenue gains as well as Brazil-related favorable currency translation impacts, and favorable purchased electricity costs, partially offset by unfavorable fixed cost comparisons.

•                  Contract generation revenues increased 24% to $1,118 million from $904 million in the fourth quarter of 2004, due to higher electricity prices, higher volume and favorable foreign currency translation effects. Excluding the estimated impacts of foreign currency translation, revenues would have increased approximately 23%. Gross margin increased 8% to $405 million from $374 million in the prior year quarter. Gross margin as a percent of sales decreased to 36.2% from 41.4% in the fourth quarter of 2005 due to higher fuel costs throughout our businesses, scheduled contract price reduction at Shady Point in Oklahoma and outages at Thames in Connecticut.

•                  Competitive supply revenues increased 20% to $318 million from $264 million in the prior year period due to higher prices in New York, Panama and Argentina and increased electricity demand and the sale of excess emission allowances in New York. Excluding the estimated impacts of foreign currency translation, revenues would have increased approximately 23%. Gross margin of $108 million was 89% above the prior year quarter. Gross margin as a percent of sales increased to 34.0% from 21.6% in the comparable 2004 quarter primarily due to higher prices.

Full Year Highlights

•                  Full-year revenues were a record $11,086 million, an increase of 17% over $9,463 million in 2004. Excluding the estimated impact of foreign currency translation, revenues increased 10%.

•                  Gross margin was $3,178 million, an increase of $396 million or 14% compared to $2,782 million in 2004, with gains across all segments. Favorable currency translation effects and higher prices led the increase, partially offset by $192 million of receivable reserves recorded by our Brazilian regulated utilities in the second quarter of 2005. Gross margin as a percent of sales declined 70 basis points to 28.7% due to the receivable reserve and the pass-through of higher energy costs in revenue without additional gross margin contribution.

•                  Interest expense declined $36 million to $1,896 million compared to $1,932 million in the prior year, reflecting the benefits of debt retirement and lower interest rate hedge related costs, partially offset by unfavorable currency translation effects and higher short-term interest rates. Interest income increased $109 million on the higher rates.

•                  Income before taxes and minority interest increased 77% to $1,458 million, compared to $822 million in 2004. The improvement reflects higher gross margin, lower net interest expense, lower foreign currency transaction losses, a loss on sale of investments in 2004 and a lack of asset impairment charges in 2004 versus 2005.

•                  The effective tax rate in the 2005 period was 32% compared to 44% in the prior period. Income tax expense was positively impacted in 2005 by a reduction in the taxes imposed on earnings of, and distributions from, foreign subsidiaries as well as adjustments derived from the Company’s 2004 income tax returns filed in 2005.

•                  Income from continuing operations increased 139% to $632 million from $264 million in 2004 due to higher operating income before tax and minority interest and a lower effective tax rate, partially offset by higher minority interest expense related to an increase in the earnings of certain subsidiaries in Brazil.

•                  Diluted earnings per share from continuing operations increased to $0.95 from $0.41 in 2004. Adjusted earnings per share increased to $0.91 from $0.59 in 2004.

•                  Net cash from operating activities was a record $2,165 million and 38% above 2004. Higher earnings and relatively stable working capital levels contributed to the increase.

•                  Free cash flow was $1,534 million in 2005, up 44% from $1,064 million in 2004. Maintenance capital expenditures were $631 million compared to $507 million in 2004.

•                  AES reduced total debt in 2005 by 5% to $17,706 million including a $270 million reduction in recourse parent debt and a $612 million reduction in non-recourse subsidiary debt.

2006 Earnings Guidance

AES expects 2006 diluted earnings per share from continuing operations of $0.90 and adjusted earnings per share of $0.95. It also expects net cash from operating activities of $2.2 billion to $2.3 billion and subsidiary distributions of $1.0 billion. The Company is increasing its business development efforts and parent growth investments in 2006 consistent with its long-term growth objectives.

The operating scenario underlying this guidance assumes a number of factors, including effective tax rate, foreign exchange rates, commodity prices, interest rates, tariff increases, new investments, as well as other significant factors which could make actual results vary from the guidance. The difference between diluted earnings per share from continuing operations and adjusted earnings per share guidance is attributable to expected net effects from derivatives mark-to-market accounting, corporate debt repayment, portfolio management transactions, and gains or losses from certain foreign currency transactions.

“Our 2006 earnings guidance is fully consistent with our 2008 financial targets, which remain on track,” said Hanrahan. “We’re starting 2006 on a strong note, with a high quality development pipeline.”

New Corporate Borrowing Facility

AES also announced today that on March 31, 2006 it entered into a new four-year, $600 million credit facility lead arranged by Merrill Lynch. The Credit Facility will be used for general corporate purposes and to provide letters of credit to support AES’s investment commitment as well as the underlying funding for the equity portion of its investment in its Maritza coal-fired generation plant in Bulgaria. Separately, Standard & Poor’s raised its corporate credit rating to BB- from B+ on March 29, 2006.

“This new credit facility will help support our growth objectives and add to our financial flexibility,” said Victoria Harker, Executive Vice President and Chief Financial Officer. “At the same time, we remain committed to further improving our credit quality as evidenced by last week’s credit upgrade from Standard & Poor’s.”

###

Attachments: Condensed Consolidated Statements of Operations, Segment Information, Condensed Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Reconciliation of Adjusted Earnings per Share, Restatement Summary (Income Statement, Balance Sheet and Adjusted Earnings per Share), Parent Financial Information, and 2006 Financial Guidance Elements.

2005 Financial Review Conference Call Information: AES will host a conference call on Thursday, April 6, 2006 to discuss these results as well as its 2006 financial outlook. The call will be held at 9:00 am Eastern Daylight Time (EDT). The call may be accessed via a live webcast which will be available at www.aes.com or by telephone in listen-only mode at 1-877-691-0877. International callers should dial +1-973-582-2852. Please call at least ten minutes before the scheduled start time. You will be requested to provide your name, e-mail address, and affiliation. The AES 2005 Financial Review and 2006 Outlook presentation will be available at www.aes.com on the home page and also by selecting “Investor Information” and then “Quarterly Financial Results”.

A webcast replay will be accessible via the internet at www.aes.com beginning shortly after the completion of the call. A telephonic replay will be available at approximately 12:00 noon, EDT on Thursday, April 6, 2006. Please dial 1-877-519-4471. International callers should dial +1-973-341-3080. The system will ask for a reservation number; please enter 7210619 followed by the pound key (#). The telephonic replay will be available until Thursday, April 27, 2006.

Safe Harbor Disclosure:  This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, continued normal levels of operating performance and electricity demand at our distribution companies and operational performance at our contract generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience. Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A, “Risk Factors” in AES’s 2005 Annual Report on Form 10-K. Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About AES: AES is one of the world’s largest global power companies, with 2005 revenues of $11.1 billion. With operations in 25 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide.  Our 14 regulated utilities amass annual sales of over 82,000 MWh and our 128 generation facilities have the capacity to generate over 44,000 megawatts. Our global workforce of 30,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2005	2004 (Restated)	2005	2004 (Restated)

Revenues	$2,973	$2,523	$11,086	$9,463
Cost of sales	(2,044)	(1,817)	(7,908)	(6,681)
GROSS MARGIN	929	706	3,178	2,782

General and administrative expenses	(78)	(52)	(221)	(182)
Interest expense	(504)	(493)	(1,896)	(1,932)
Interest income	111	91	391	282
Other (expense) income, net	(22)	36	19	12
Loss on sale of investments, asset and goodwill impairment expense	—	(40)	—	(45)
Foreign currency transaction (losses) on net monetary position	(35)	(58)	(89)	(165)
Equity in earnings of affiliates	10	13	76	70

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	411	203	1,458	822

Income tax expense	(93)	(148)	(465)	(359)
Minority interest expense	(139)	(36)	(361)	(199)

INCOME FROM CONTINUING OPERATIONS	179	19	632	264

Income from operations of discontinued businesses (net of income tax benefit of $0, $4, $0 and $36, respectively)	—	82	—	34

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	179	101	632	298

Cumulative effect of accounting change	(2)	—	(2)	—

NET INCOME	$177	$101	$630	$298

DILUTED EARNINGS PER SHARE
Income from continuing operations	$0.27	$0.03	$0.95	$0.41
Discontinued operations	—	0.13	—	0.05
Cumulative effect of accounting change	—	—	—	—
Diluted Earnings Per Share	$0.27	$0.16	$0.95	$0.46

Diluted weighted average shares outstanding (in millions)	661	656	665	648

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
($ in millions)	2005	2004 (Restated)	2005	2004 (Restated)

BUSINESS SEGMENTS

REVENUES
Regulated Utilities	$1,537	$1,355	$5,737	$4,897
Contract Generation	1,118	904	4,137	3,546
Competitive Supply	318	264	1,212	1,020
Total revenues	$2,973	$2,523	$11,086	$9,463

GROSS MARGIN
Regulated Utilities	$416	$275	$1,237	$1,116
Contract Generation	405	374	1,603	1,428
Competitive Supply	108	57	338	238
Total gross margin	$929	$706	$3,178	$2,782

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Regulated Utilities	$275	$222	$786	$634
Contract Generation	236	140	1,049	726
Competitive Supply	80	13	267	153
Corporate	(180)	(172)	(644)	(691)
Total income before income taxes and minority interest	$411	$203	$1,458	$822

GEOGRAPHIC SEGMENTS

REVENUES
Latin America	$1,727	$1,413	$6,420	$5,136
North America	727	645	2,776	2,589
Europe/Middle East/Africa (EMEA)	429	397	1,587	1,481
Asia	90	68	303	257
Corporate	—	—	—	—
Total revenues	$2,973	$2,523	$11,086	$9,463

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Latin America	$345	$232	$1,090	$617
North America	114	112	538	530
Europe/Middle East/Africa (EMEA)	110	38	387	308
Asia	22	(7)	87	58
Corporate	(180)	(172)	(644)	(691)
Total income before income taxes and minority interest	$411	$203	$1,458	$822

THE AES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,	December 31,
($ in millions)	2005	2004 (Restated)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,390	$1,281
Restricted cash	420	395
Short term investments	203	268
Accounts receivable, net of reserves of $279 and $303, respectively	1,615	1,530
Inventory	460	418
Receivable from affiliates	2	8
Deferred income taxes - current	267	218
Prepaid expenses	119	87
Other current assets	756	781
Total current assets	5,232	4,986

PROPERTY, PLANT AND EQUIPMENT
Land	860	788
Electric generation and distribution assets	22,440	21,729
Accumulated depreciation and amortization	(6,087)	(5,259)
Construction in progress	1,441	919
Property, plant and equipment, net	18,654	18,177

OTHER ASSETS
Deferred financing costs, net	294	343
Investment in and advances to affiliates	670	655
Debt service reserves and other deposits	611	737
Goodwill, net	1,428	1,419
Deferred income taxes - noncurrent	807	774
Other assets	1,736	1,832
Total other assets	5,546	5,760

TOTAL ASSETS	$29,432	$28,923

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,104	$1,081
Accrued interest	382	335
Accrued and other liabilities	2,122	1,707
Recourse debt-current portion	200	142
Non-recourse debt-current portion	1,598	1,619
Total current liabilities	5,406	4,884

LONG-TERM LIABILITIES
Non-recourse debt	11,226	11,817
Recourse debt	4,682	5,010
Deferred income taxes	721	678
Pension liabilities	857	891
Other long-term liabilities	3,280	3,382
Total long-term liabilities	20,766	21,778

Minority Interest	1,611	1,305

STOCKHOLDERS’ EQUITY
Common stock	7	7
Additional paid-in capital	6,517	6,434
Accumulated deficit	(1,214)	(1,844)
Accumulated other comprehensive loss	(3,661)	(3,641)
Total stockholders’ equity	1,649	956

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,432	$28,923

THE AES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Year Ended December 31,
($ in millions)	2005	2004 (Restated)

OPERATING ACTIVITIES
Net income	$630	$298
Adjustments to net income:
Depreciation and amortization of intangible assets	889	799
Loss from sale of investments and goodwill and asset impairment expense	43	45
Gain on disposal and impairment write-down associated with discontinued operations	—	(98)
Provision for deferred taxes	100	190
Minority interest expense	361	199
Other	92	322
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	26	(128)
Increase in inventory	(73)	(33)
Decrease in prepaid expenses and other current assets	41	7
(Decrease) increase in accounts payable and accrued liabilities	(79)	78
Other assets and liabilities	135	(108)
Net cash provided by operating activities	2,165	1,571

INVESTING ACTIVITIES
Property additions	(1,143)	(892)
Proceeds from the sale of assets	26	63
Sale of short-term investments	1,496	1,387
Purchase of short-term investments	(1,344)	(1,371)
Acquisitions, net of cash acquired	(85)	—
Proceeds from the sale of of emisson allowances	41	—
Decrease (increase) in restricted cash	58	(32)
Decrease (increase) in debt service reserves and other assets	68	(151)
Other investing	10	(29)
Net cash used in investing activities	(873)	(1,025)

FINANCING ACTIVITIES
(Repayments) borrowings under the revolving credit facilities, net	53	—
Issuance of recourse debt	5	491
Issuance of non-recourse debt and other coupon bearing securities	1,884	2,449
Repayments of recourse debt	(259)	(1,140)
Repayments of non-recourse debt and other coupon bearing securities	(2,682)	(2,534)
Payments for deferred financing costs	(21)	(109)
Distributions to minority interests	(186)	(139)
Contributions from minority interests	1	28
Issuance of common stock	26	16
Other financing	(16)	2
Net cash used in financing activities	(1,195)	(936)
Effect of exchange rate changes on cash	12	8

Total increase (decrease) in cash and cash equivalents	109	(382)
Cash and cash equivalents, beginning	1,281	1,663
Cash and cash equivalents, ending	$1,390	$1,281

THE AES CORPORATION

RECONCILIATION OF ADJUSTED EARNINGS PER SHARE (unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
($ per share)	2005	2004 (Restated)	2005	2004 (Restated)

Diluted EPS From Continuing Operations	$0.27	$0.03	$0.95	$0.41

FAS 133 Mark-to-Market (Gains)/Losses (2)	—	—	—	0.06
Currency Transaction (Gains)/Losses	0.01	0.01	(0.04)	0.06
Net Asset (Gains)/Losses and Impairments	—	0.05	—	0.05
Debt Retirement (Gains)/Losses	—	0.01	—	0.01

Adjusted Earnings Per Share (1)	$0.28	$0.10	$0.91	$0.59

(1)          Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil, Venezuela, and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) cost related to the early retirement of recourse debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions,  currency transaction gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of corporate debt.

(2)          2004 results include $(0.03) related to Chile debt restructuring costs.

The AES Corporation

Parent Financial Information

Parent only data: last four quarters

($ in millions)

	4 Quarters Ended
	December 31,	September 30,	June 30,	March 31,
	2005	2005	2005	2005
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent	$988	$920	$855	$977
Net distributions to/(from) QHCs (1)	5	(4)	8	18
Subsidiary distributions	993	916	863	995

Returns of capital distributions to Parent	44	42	152	115
Net returns of capital distributions to/(from) QHCs (1)	13	13	24	11
Returns of capital distributions	57	55	176	126

Combined distributions & return of capital received	1,050	971	1,039	1,121
Less: combined net distributions & returns of capital to/(from) QHCs (1)	(18)	(9)	(32)	(29)
Total subsidiary distributions & returns of capital to Parent	$1,032	$962	$1,007	$1,092

Parent only data: quarterly

($ in millions)

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2005	2005	2005	2005
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent	$354	$274	$170	$190
Net distributions to/(from) QHCs (1)	—	—	—	5
Subsidiary distributions	354	274	170	195

Returns of capital distributions to Parent	5	—	37	2
Net returns of capital distributions to/(from) QHCs (1)	—	—	13	—
Returns of capital distributions	5	—	50	2

Combined distributions & return of capital received	359	274	220	197
Less: combined net distributions & returns of capital to/(from) QHCs (1)	—	—	(13)	(5)
Total subsidiary distributions & returns of capital to Parent	$359	$274	$207	$192

Liquidity (2)

($ in millions)

	Balance at
	December 31,	September 30,	June 30,	March 31,
	2005	2005	2005	2005
	Actual	Actual	Actual	Actual
Cash at Parent	$262	$146	$145	$256
Availability under revolver	356	281	215	218
Cash at QHCs (1)	6	9	19	3
Ending liquidity	$624	$436	$379	$477

(1)  The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the parent company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these qualifying holding companies is available to the parent, AES uses the combined measure of subsidiary distributions to parent and qualified holding companies as a useful measure of cash available to the parent to meet its international liquidity needs.

(2)  AES believes that unconsolidated parent company liquidity is important to the liquidity position of AES as a Parent company because of the non-recourse nature of most of AES’s indebtedness.

THE AES CORPORATION

RESTATEMENT SUMMARY - INCOME STATEMENT (unaudited)

	Year Ended		Quarter Ended
	December 31,	December 31,	September 30,	June 30,	March 31,
($ in millions, except per share amounts)	2004	2004	2004	2004	2004

INCOME STATEMENT EFFECTS

Income from continuing operations as previously reported	$258	$27	$86	$103	$42

Changes in income from continuing operations from restatement due to:

Decrease (increase) in interest expense	$9	$(1)	$(22)	$42	$(10)
Decrease/(increase) in foreign currency transaction gains/(losses)	$(18)	$(14)	$(4)	$—	$—
Decrease/(increase) in income tax expense	$16	$7	$5	$1	$3
Decrease/(increase) in minority interest expense	$(1)	$—	$1	$(3)	$1
Other changes affecting income (loss) from continuing operations	$—	$—	$—	$—	$—
Total changes in income (loss) from continuing operations	$6	$(8)	$(20)	$40	$(6)

Income from continuing operations as restated	$264	$19	$66	$143	$36

Diluted earnings per share from continuing operations as previously reported	$0.40	$0.04	$0.13	$0.16	$0.07
Changes due to restatement effects	0.01	(0.01)	(0.03)	0.06	(0.01)
Diluted earnings per share from continuing operations as restated	$0.41	$0.03	$0.10	$0.22	$0.06

Year Ended
December 31,
($ in millions, except per share amounts)	2003

INCOME STATEMENT EFFECTS

Income from continuing operations as previously reported	$311

Changes in income from continuing operations from restatement due to:

Decrease (increase) in interest expense	$2
Decrease/(increase) in minority interest expense	$(19)
Other changes affecting income (loss) from continuing operations	$—
Total changes in income (loss) from continuing operations	$(17)

Income from continuing operations as restated	$294

Diluted earnings per share from continuing operations as previously reported	$0.52
Changes due to restatement effects	(0.03)
Diluted earnings per share from continuing operations as restated	$0.49

THE AES CORPORATION

RESTATEMENT SUMMARY - BALANCE SHEET (unaudited)

	As of	As of
	December 31,	December 31,
($ in millions, except per share amounts)	2004	2003

BALANCE SHEET EFFECTS

Total assets as previously reported	$28,923	$29,137

Changes in assets from restatement due to:

Accounts receivable, net	$(45)	$—
Other current assets	$45	$—
Total changes in assets	$—	$—

Total assets as restated	$28,923	$29,137

Total liabilities and stockholders’ equity as previously reported	$28,923	$29,137

Changes in liabilities and stockholders’ equity from restatement due to:

Accounts Payable	$(61)	$—
Accrued and Other Liabilities	$51	$(2)
Deferred income taxes	$(7)	$(3)
Other long-term liabilities	$7	$5
Minority interest	$26	$34
Additional Paid in Capital	$11	$—
Accumulated deficit	$(29)	$(35)
Accumulated other comprehensive loss	$2	$1

Total changes in liabilities and stockholders’ equity	$—	$—

Total liabilities and stockholders’ equity as restated	$28,923	$29,137

THE AES CORPORATION

RESTATEMENT SUMMARY - ADJUSTED EARNINGS PER SHARE (1)  (unaudited)

	Quarter Ended		Quarter Ended		Quarter Ended		Quarter Ended
	March 31,		June 30,		September 30,		December 31,
($ per share)	2005	2004 (Restated)	2005	2004 (Restated)	2005	2004 (Restated)	2005	2004 (Restated)

Diluted EPS From Continuing Operations (2)	$0.19	$0.06	$0.13	$0.22	$0.37	$0.10	$0.27	$0.03

FAS 133 Mark-to-Market (Gains)/Losses (3)	—	0.06	0.01	(0.04)	(0.01)	0.04	—	—
Currency Transaction (Gains)/Losses	(0.01)	0.02	(0.03)	0.03	(0.01)	(0.01)	0.01	0.01
Net Asset (Gains)/Losses and Impairments	—	—	—	—	—	—	—	0.05
Debt Retirement (Gains)/Losses	—	0.01	—	—	—	—	—	0.01

Adjusted Earnings Per Share (2)	$0.18	$0.15	$0.11	$0.21	$0.35	$0.13	$0.28	$0.10

(1)               Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil, Venezuela, and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) costs related to the early retirement of recourse debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions,  currency transaction gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of corporate debt.

(2)               The Quarter ended June 30, 2005 includes $(0.06) related to Brazil receivable reserve costs net of a reversal of a business tax reserve. The Quarter ended September 30, 2005 includes $0.06 related to an Argentina valuation allowance reversal.

(3)               The Quarter ended March 31, 2004 includes $(0.03) related to Chile debt restructuring costs.

THE AES CORPORATION

2006 FINANCIAL GUIDANCE ELEMENTS

2006 Guidance

Income Statement Elements

Revenue Growth	4 to 5%
(% change vs prior year)

Gross Margin	$3.2 to 3.3 billion

Business Segment Income Before Tax and Minority Interest	$2.3 billion
(Excludes Corporate Costs of $625 Million)
Allocated by Segment as % of Total
– Regulated Utilities	44%
– Contract Generation	38%
– Competitive Supply	18%

Diluted Earnings Per Share From Continuing Operations	$0.90

Adjusted Earnings Per Share Factors (1)	$0.05

Adjusted Earnings Per Share (1)	$0.95

Cash Flow Elements

Net Cash From Operating Activities	$2.2 to 2.3 billion

Maintenance Capital Expenditures	$800 to 900 million

Free Cash Flow (2)	$1.3 to 1.5 billion

Subsidiary Distributions (3)	$1.0 billion

Parent Growth Investments and Capital Expenditures (4)	$250 to 350 million

Foreign Currency Sensitivity (annual)	10% currency move = app. $0.07 per diluted share

Interest Rate Sensitivity (annual)	1% rate move = app. $0.02 per diluted share

Exchange Rate Assumptions (annual average)
– Brazil Real	2.23 / $
– Venezuela Bolivar	2,388 / $
– Argentina Peso	3.10 / $

(1)               Non-GAAP measure. See Reconciliation of Adjusted Earnings per Share Note 1.

(2)               Non-GAAP measure, defined as net cash from operating activities less maintenance capital expenditures. Maintenance capital expenditures reflect property additions less growth capital expenditures.

(3)               Non-GAAP measure. See Parent Financial Information.

(4)               Excludes other sources of funds. Total 2006 capital expenditures are estimated to be $1.7 to $1.8 billion, including certain growth projects not yet awarded.